EXHIBIT A

Casablanca Capital to Nominate James Sawyer for Election to Cliffs Natural Resources Board

Former Praxair CFO Replaces Patrice Merrin on Highly Qualified Independent Slate

Casablanca Urges Shareholders to Vote GOLD Proxy for Majority Slate in Order to Drive Meaningful Change Necessary to Restore Value at Cliffs

New York – July 1, 2014 – Casablanca Capital LP (“Casablanca”), the beneficial owner of approximately 5.2% of Cliffs Natural Resources Inc. (NYSE: CLF), today announced it intends to nominate James S. Sawyer for election to the Board of Directors of Cliffs at the Company’s annual meeting of shareholders to be held on July 29, 2014. Mr. Sawyer replaces Patrice Merrin, who withdrew from Casablanca’s six-member, majority slate following her appointment as the first female Director of Glencore plc.

Mr. Sawyer spent 28 years at Praxair, a global leader in industrial gases and the largest such company in North and South America, and served as Praxair’s chief financial officer from 2000 until his retirement in 2013. As CFO, Mr. Sawyer played a key role in Praxair's success and worked extensively with its steelmaker client base. Following his retirement, he served as an advisor to the company until March 2014.

“Jim brings deep experience as an accomplished CFO, and we are thrilled to add him to our slate of highly qualified director nominees,” said Donald Drapkin, Chairman of Casablanca. “Cliffs’ shareholders deserve a substantially reconstituted Board that will be accountable to shareholders, bring fresh perspectives, and have the mandate to help right the ship at Cliffs and deliver value to all investors. Our slate has the depth of experience, critical insight and sense of urgency that we believe the incumbent Board lacks.”

Mr. Sawyer has served as a Director of Aspen Aerogels, Inc. since 2006 and is a member of the Conference Board's Senior Financial Officer's Council and the Financial Executives Institute. Mr. Sawyer was named Senior Financial Officer of the year by Chemical Week magazine in 2003, received the Institutional Investor Chief Financial Officer of the Year award in 2004, and was listed as one of the 25 best CFOs of 2012 by the Wall Street Journal. Mr. Sawyer holds an undergraduate degree from Wesleyan University and a master’s degree from the Sloan School of Management at the Massachusetts Institute of Technology.

Shareholders who have questions or require assistance in submitting the GOLD proxy card are encouraged to contact Okapi Partners at (212) 297-0720 or (877) 274-8654 (toll-free). Additional information regarding Casablanca’s investment in Cliffs and campaign for shareholder value in connection with the upcoming 2014 Annual Meeting of shareholders, to be held on July 29, 2014, can be found at www.fixcliffs.com.

About Casablanca Capital LP

Casablanca Capital is an Event Driven and Activist investment manager based in New York, founded in 2010 by Donald G. Drapkin and Douglas Taylor.  Casablanca invests in high quality but underperforming public companies that have multiple levers to unlock shareholder value. The firm seeks to engage with the management, boards, and shareholders of those companies in a constructive dialogue in order to enhance shareholder value through improved operational efficiencies, strategic divestitures, capital structure optimization and increased corporate focus. In 2011, Casablanca successfully initiated a campaign at Mentor Graphics Corporation to improve profitability and enhance value at the company, working with shareholders to elect three nominees to Mentor’s Board.

Cautionary Statement Regarding Opinions and Forward-Looking Statements

Certain information contained herein constitutes “forward-looking statements” with respect to Cliffs Natural Resources Inc. ("Cliffs"), which can be identified by the use of forward-looking terminology such as “may,” “will,” “seek,” “should,” "could," “expect,” “anticipate,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology. Such statements are not guarantees of future performance or activities. Due to various risks, uncertainties and assumptions, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. The opinions of Casablanca Capital LP ("Casablanca") are for general informational purposes only and do not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person, and should not be taken as advice on the merits of any investment decision. This material does not recommend the purchase or sale of any security. Casablanca reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Casablanca disclaims any obligation to update the information contained herein. Casablanca and/or one or more of the investment funds it manages may purchase additional Cliffs shares or sell all or a portion of their shares or trade in securities relating to such shares.

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Media Contacts:

Sard Verbinnen & Co

George Sard/Matt Benson

212-687-8080

Investor Contacts:

Okapi Partners

Bruce H. Goldfarb/Patrick McHugh/Lydia Mulyk

212-297-0720

CASABLANCA CAPITAL LP, DONALD G. DRAPKIN AND DOUGLAS TAYLOR (COLLECTIVELY, “CASABLANCA") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) A DEFINITIVE PROXY STATEMENT AND

ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF CLIFFS NATURAL RESOURCES INC. (THE "COMPANY") IN CONNECTION WITH THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS. ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CASABLANCA, ROBERT P. FISHER, JR., CELSO LOURENCO GONCALVES, JOSEPH RUTKOWSKI AND GABRIEL STOLIAR (COLLECTIVELY, THE "PARTICIPANTS") BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, OKAPI PARTNERS LLC, CASABLANCA'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL-FREE AT (877) 274-8654.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CASABLANCA WITH THE SEC ON JUNE 12, 2014. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.